Dresser, Inc. 15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

DRESSER PROVIDES BUSINESS UPDATE FOR FOURTH QUARTER 2004

DALLAS, TX (March 31, 2005)--Dresser, Inc. today provided a business update for the fourth quarter of 2004. The Company previously reported that it was restating certain prior results and would not timely file its 2004 Annual Report on Form 10-K with the Securities and Exchange Commission. The information contained in this release is unaudited and subject to change as the Company completes its restatements and 2004 financial statements.

The Company reported that cash and cash equivalents totaled $98.6 million on December 31, 2004, compared to $102.0 million on September 30, 2004.

Aggregate borrowings under the Company's senior secured credit facility, senior unsecured term loan, and senior subordinated notes were $1,055.0 million at December 31 2004, compared to $1,065.0 million at the end of the third quarter of 2004. Total debt, including capital leases, on December 31, 2004 was $1,075.8 million, compared to $1,084.2 million on September 30, 2004.

Bookings for the year ended December 31, 2004 were $2,087.6, up from $1,760.4 million for the year-ago period. Bookings for the three months ended December 31, 2004 were $573.6 million, compared to $461.2 million for the same period in 2003.

Capital expenditures for the year ended December 31, 2004 were $50.3 million, compared to $36.3 million in 2003. The majority of the increase was due to the $11.8 million consolidation of certain flow control operations in Houston.

Patrick Murray, Chairman and Chief Executive Officer, said, "We are pleased to report that the favorable global market trends that have been benefiting our business the past year continued through the fourth quarter of 2004. The major leading indicators of our business--energy consumption rates, commodity prices, and capital expenditures by the energy industry--continue to reflect favorable trends. These market trends, together with foreign currency appreciation and the acquisition of the retail fueling business of Nuovo Pignone, were the primary reasons for the year-over-year improvement in bookings." Foreign currency appreciation and Nuovo Pignone accounted for approximately 20% and 30%, respectively, of the improvement in 2004 fourth quarter bookings as compared to the same period in 2003.

Murray said that the Company's fourth quarter will be impacted by previously announced expenses associated with the departure of the former CEO and the Company's voluntary investigation into transactions that involved sales to sanctioned countries. "However, absent these expenses, we expect to report improved operating results year-over-year for the quarter and twelve months ended December 31, 2004. We're also pleased to report that we made optional debt repayments of $55 million during 2004, including $10 million in the fourth quarter, exceeding our goal for the year of $50 million in optional repayments."

Murray said the Flow Control segment saw stronger international demand for control valves and pressure relief products. "However, we have yet to see the expected benefits from the plant consolidations in the on/off valve and instrument product lines, and profitability in these two units remains disappointing."

The Measurement Systems segment experienced significant volume increases from increased demand for fueling dispensers and services in the U.S., the acquisition of Nuovo Pignone, and strong customer demand in Europe. "Measurement Systems continues to perform well and made a substantial contribution to our improved year-over-year results," Murray said.

"Compression and Power Systems volumes were also up due to strengthened demand for natural gas compression and power generation products, industrial blowers and aftermarket parts. Bookings and inquiries relating to natural gas compression activity increased significantly in the fourth quarter, and we expect this trend to continue in 2005."

Murray said a number of significant events occurred in 2004, including the acquisition and integration of Nuovo Pignone and the technology purchase from Wartsila related to the Company's natural gas engine business.

"We are optimistic about 2005 given current market conditions and our healthy level of backlog," Murray said.

Conference Call Set

The Company will hold a conference call Friday, April 1 at 10 a.m. Eastern Time, 9 a.m. Central Time. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-218-0713 (international dial 1-303-262-2130), ten minutes before the conference call begins and ask for the Dresser conference.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through April 8, 2005 and may be accessed by dialing 1-800-405-2236 (international dial 1-303-590-3000), then enter passcode 11026224#.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a comprehensive global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company's expectations regarding any changes to the Company's financial statements. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the Company's control. Factors that could affect the Company's forward-looking statements may include, among other things: changes to the Company's prior financial statements in addition to those currently contemplated by the restatement; potential additional effects from the restatement on the Company's 2004 financial position, results of operations or liquidity; completion and audit of the Company's 2004 financial statements; results of operations or liquidity; and negative reactions to the delay in the completion of its 2004 financial statements. In addition, see the "Risk Factors" disclosure in the Company's most recent annual and quarterly reports on Form 10-K and Form 10-Q, respectively.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's financial statements. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

COMPANY CONTACT:

Don King

Investor Relations

(972) 361-9933

Don.King@dresser.com